Exhibit 5.1

NORTH POINT • 901 LAKESIDE AVENUE • CLEVELAND, OHIO 44114.1190

TELEPHONE: +1.216.586.3939 • FACSIMILE: +1.216.579.0212

March 4, 2021

SITE Centers Corp.

3300 Enterprise Parkway

Beachwood, Ohio 44112

Re:	Up to 17,250,000 Common Shares, $0.10 Par Value Per Share

Ladies and Gentlemen:

We have acted as counsel for SITE Centers Corp., an Ohio corporation (the “Company”), in connection with the issuance and sale of up to 17,250,000 common shares, $0.10 par value per share, of the Company (the “Shares”) pursuant to the Underwriting Agreement Basic Provisions, dated March 1, 2021 (the “Basic Provisions”), by and between the Company and Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC, as underwriter (the “Underwriter”), and the Terms Agreement, dated March 1, 2021 (together with the Basic Provisions, the “Underwriting Agreement”), by and between the Company and the Underwriter.

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based upon the foregoing and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued and delivered pursuant to the terms of the Underwriting Agreement against payment of the consideration therefor as provided therein, will be validly issued, fully paid, and nonassessable.

The opinion expressed herein is limited to the laws of the State of Ohio, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K, dated the date hereof, filed by the Company and incorporated by reference into the Registration Statement on Form S-3 (No. 333-225621) (the “Registration Statement”) filed by the Company to effect registration of the Shares under the Securities Act of 1933 (the “Act”) and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day

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